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                                                                    EXHIBIT 99.1

Thursday January 13, 3:01 a.m. Eastern Time

Company Press Release

SOURCE: E*TRADE Group, Inc.

E*TRADE and Telebanc Close Merger

Leading Online Brokerage and Largest Internet Bank Join to Create Blue-Chip Online Financial Services Company for the 21st Century

MENLO PARK, Calif. and ARLINGTON, Va., Jan. 13/PRNewswire/ --E*TRADE Group, Inc. (Nasdaq: EGRP - news), a global leader in online investing services, and Telebanc Financial Corporation (Nasdaq: TBFC - news), the parent company of Telebank, the nation's largest pure-play Internet bank, today announced the final closing of their merger, creating one of the world's leading electronic personal financial services companies and a blue-chip e-commerce brand for the 21st century.

Demonstrating their solidarity and strong forward momentum, the two companies acted swiftly to finalize the merger just one day after receiving final regulatory approval from the Office of Thrift Supervision (OTS) on Tuesday, January 11, 2000.

"The greatest beneficiaries of this merger will be our customers," said Christos
M. Cotsakos, chairman of the board and chief executive officer of E*TRADE Group, Inc.

"E*TRADE's vision has always been about democratizing financial services, and we've reinvented the global financial services industry by putting power and choice back into the hands of individual investors. Leveraging the combined strengths of the two organizations, we are now building one of the Web's most powerful and indispensable financial destinations, offering consumers everything they need to achieve their financial goals, from personalized brokerage, banking and asset management services, to actionable content, community and commerce. This merger will help to maximize value for our shareowners, associates and partners through long term strategic benefits, such as expanded marketing opportunities and revenue diversification."

"The combined E*TRADE/Telebank team has already made progress in moving forward to create an online financial powerhouse worldwide," said Mitchell H. Caplan, president and chief executive officer of Telebanc. "Both companies have skilled management teams with proven track records of executing against aggressive growth strategies, and together we plan to capture a growing share of the global financial services business through an expanding selection of integrated online financial products and services."

Under the terms of the merger agreement, first announced in 1999, Telebanc shareholders receive
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1.05 shares of E*TRADE common stock for each share of Telebanc common stock.
Following the merger, which is being accounted for as a pooling of interests, Telebanc shareholders will own approximately 13 percent of E*TRADE's fully diluted common stock.

About E*TRADE

E*TRADE, a global leader in online personal financial services, is the world's most-visited online investing site according to Media Metrix (9/99), offering value-added investing and research features, premium customer service and a redundant, proprietary Stateless Architecture (SM) infrastructure. In addition to the US, E*TRADE presently serves customers through branded web sites in Japan, the U.K. Sweden, France, Australia, New Zealand, and Canada. E*TRADE has been ranked the number one online brokerage by Lafferty Information and Research Group, PC Magazine and Smart Computing magazine. E*TRADE Securities Inc. (Member NASD/SIPC), and its parent company, E*TRADE Group, Inc. have offices in Northern California and in other major business centers in the US and worldwide.

About Telebanc

Telebanc Financial Corporation is the holding company for Telebank, the nation's largest and fastest growing pure-play Internet bank providing a wide range of high value FDIC-insured banking products and other financial services. Telebank delivers these products and services exclusively through the Internet and other electronic delivery channels, to avoid the costs of brick-and-mortar branches and to pass the savings back to customers at significantly higher rates and lower fees than traditional banks with convenient anytime, anywhere access worldwide. Telebanc has been ranked number-one by bankrate.com in their 1999 nationwide annual checking survey and has been selected one of the top fifty fastest growing Internet companies by Worth magazine. At September 30, 1999, Telebanc had nearly $4.0 billion in assets, more than $2.0 billion in deposits and 100,000 customer accounts. For more information on Telebanc, visit the World Wide Web at www.telebanc.com or www.telebank.com

Important Notice

E*TRADE is a registered trademark of the company. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, market acceptance of the Destination E*TRADE web site, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual report filed by the company with the SEC on Form 10-K (including information under the caption "Risk Factors") and quarterly reports on Form 10-Q.

 .  E*TRADE Media Contact
 .  Heather Fondo
 .  E*TRADE Group, Inc.
 .  650-331-5978
 .  hfondo@etrade.com
 .  Telebanc Media Contact
 .  Anita Sen
 .  Golin/Harris International
 .  213-623-4200
 .  asen@golinharris.com